EXHIBIT 5.1



                                                             LINDLEY S. BRANSON
                                                             612 343-2827


                                February 13, 1997




HealthWatch, Inc.
2445 Cades Way
Vista, California 92083

         RE:      Registration Statement on Form S-3


Ladies/Gentlemen:

         This opinion is furnished in connection with the registration, pursuant to the Securities Act of 1933, as amended, of an aggregate of 500,000 shares of common stock (the "Shares") of HealthWatch, Inc. (the "Company") which are to be issued upon conversion of certain of the Company's Series B Convertible Preferred Stock.

         We have acted as counsel to the Company in connection with the preparation of Exhibit 5.1 to the Registration Statement on Form S-3 ("Registration Statement"). We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company, such records of proceedings of the Company as we deemed material and such other certificates, records and documents as we considered necessary for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that the Shares will be when the Registration Statement is declared effective by the Securities and Exchange Commission legally issued, fully paid and non-assessable securities of the Company. We understand that this opinion is to be issued in connection with the Registration Statement. We consent to a filing of a copy of this opinion with the Registration Statement.

                                Very truly yours,

                               GRAY, PLANT, MOOTY,
                              MOOTY & BENNETT, P.A.



                            By /s/ Lindley S. Branson
                               Lindley S. Branson